RCI Reports 2Q24 Sales, Development Updates & Share Buybacks; Holding X Spaces Call at 4:30 PM ET Today
HOUSTON—April 9, 2024—RCI Hospitality Holdings, Inc. (Nasdaq: RICK) reported sales for its Nightclubs and Bombshells restaurants for the fiscal second quarter ended March 31, 2024 of $71.7 million, an increase of 1.3% or $0.9 million compared to the year-ago period. Sales do not include non-core operations and are subject to final closing. Full 2Q24 financial results are expected by May 9, 2024.
RCI is holding a related conference call on X Spaces at 4:30 PM ET. The call is being hosted by RCI President & CEO Eric Langan, CFO Bradley Chhay, and Mark Moran of Equity Animal. Links to the call and presentation will be available at https://www.rcihospitality.com/investor-relations/. To ask questions during Q&A, you need to use a mobile phone. To listen only, you can use a computer. If you haven’t done so, sign up for X as there will be no telephone or webcast access.
Eric Langan, President & CEO of RCI, said: “During 2Q24, increases in sales from last year’s acquisitions and new locations more than offset year-over-year declines in same-store sales and from clubs in transition. While we continue to work at improving SSS, we have made noticeable progress with our development schedule, acquisitions, capital management, and share buybacks.”
Sales
•Nightclubs: Sales totaled $59.0 million, an increase of 4.2% or $2.4 million year-over-year. 2Q24 reflected increases of $7.4 million from acquisitions not in SSS. 2Q24 also reflected declines of 5.7% or $2.9 million in SSS and of $2.1 million from clubs reopened, reformatted or closed during or prior to the quarter.
•Bombshells: Sales totaled $12.8 million, a decline of 10.4% or $1.5 million year-over-year. 2Q24 reflected increases of $1.2 million from locations not in SSS: Cherry Creek Food Hall in Greenwood Village (CO) with its Bombshells Kitchen, Bombshells San Antonio (TX), and Bombshells Stafford (TX). 2Q24 also reflected declines of 20.5% or $2.7 million in SSS. Bombshells didn’t start implementing previously announced management and marketing changes and cost cutting until mid-February 2024.
Development Schedule & Acquisitions
•Nightclubs: PT’s Centerfold Gentlemen’s Club in Lubbock (TX), a new BYOB club, opened the third week of March 2024. Baby Dolls Abilene (TX), a reformatted liquor club, opened the first week of April 2024. Two of our BYOB locations in El Paso (TX) and Harlingen (TX) are being converted into Chicas Locas and will open when their liquor licenses are issued. Baby Dolls West Fort Worth (TX) should have its construction permits soon. Scarlett’s Cabaret in Glendale (CO) received its liquor license to sell and serve alcohol until 4 AM. RCI is working on bringing the Scarlett’s hybrid nightclub/adult entertainment concept to Dallas. A letter of intent has been signed to purchase one club.
•Casinos: The planned Rick’s Cabaret Steakhouse & Casino and Bombshells Sports Casino, both in Central City (CO), received their 24-hour liquor licenses from the city and are still waiting on their gaming licenses. The Rick’s location might open its cabaret and steakhouse without gaming possibly in late summer 2024.
•Bombshells: The Rowlett (TX), Lubbock (TX) and Denver (CO) locations are expected to open late summer 2024.
Capital Management
•New Bank Loan: RCI anticipates the closing in April of a $20.0 million, 8.25% fixed rate, 10-year commercial bank loan (subject to one adjustment in five years), with a 20-year amortization schedule. The loan, expected to be secured by nine real estate properties appraised at $31.6 million, would provide additional funds for working capital, at favorable commercial bank rates and terms.

•Share Buybacks: During 2Q24, RCI repurchased 27,265 common shares for $1.5 million or an average of $56.12 per share, bringing the 6M24 total to 65,219 repurchased shares for $3.6 million or an average of $55.23 per share. RCI had $13.0 million in remaining repurchase authorization at March 31, 2024.
Club & Restaurant Sales ($ in Millions)

2Q24	Total Sales	Total Sales vs. 2Q23	Same-Store Sales vs. 2Q23
Combined	$71.7	+1.3%	-8.6%
Nightclubs	$59.0	+4.2%	-5.7%
Bombshells	$12.8	-10.4%	-20.5%

6M24	Total Sales	Total Sales vs. 6M23	Same-Store Sales vs. 6M23
Combined	$145.1	+3.5%	-9.2%
Nightclubs	$119.6	+6.3%	-6.5%
Bombshells	$25.5	-7.6%	-20.4%
Notes
•Revenues from non-core operations, such as third-party rents, and revenues from RCI’s Other segment, are not included in Nightclubs and Bombshells sales above.
•All references to “RCI Hospitality Holdings, Inc.,” “company,” “we,” “our,” and similar terms refer to RCI and/or its subsidiaries, unless the context indicates otherwise.
About RCI Hospitality Holdings, Inc. (Nasdaq: RICK) (X: @RCIHHinc)
With more than 60 locations, RCI Hospitality Holdings, Inc., through its subsidiaries, is the country’s leading company in adult nightclubs and sports bars-restaurants. See all of our brands at www.rcihospitality.com.
Forward-Looking Statements
This press release may contain forward-looking statements that involve a number of risks and uncertainties that could cause the company's actual results to differ materially from those indicated, including, but not limited to, the risks and uncertainties associated with (i) operating and managing an adult entertainment or restaurant business, (ii) the business climates in cities where it operates, (iii) the success or lack thereof in launching and building the company's businesses, (iv) cyber security, (v) conditions relevant to real estate transactions, (vi) the impact of the COVID-19 pandemic, and (vii) numerous other factors such as laws governing the operation of adult entertainment or restaurant businesses, competition and dependence on key personnel. For more detailed discussion of such factors and certain risks and uncertainties, see RCI's annual report on Form 10-K for the year ended September 30, 2023, as well as its other filings with the U.S. Securities and Exchange Commission. The company has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances.
Media & Investor Contacts
Gary Fishman and Steven Anreder at 212-532-3232 or gary.fishman@anreder.com and steven.anreder@anreder.com
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